Exhibit 5.1

September 3, 2026

Nexalin Technology, Inc.

1776 Yorktown, Suite 550

Houston, Texas 77056

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Nexalin, Technology, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale, on a delayed or continuous basis, by the selling stockholder named in the Registration Statement under the caption “Selling Stockholder” (the “Selling Stockholder”) of up to aggregate of 5,752,823 shares of our common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) up to 5,600,000 shares (the “AMPA Shares”) of Common Stock that we may issue and sell to Alumni Capital, LP (the “Investor”) from time to time in our discretion pursuant to the Any Market Purchase Agreement, dated August 19, 2026, by and between the Company and the Investor (the “AMPA”); (ii) up to 112,500 shares of Common Stock (the “Commitment Shares”) issuable to the Investor in payment of a commitment fee in connection with the AMPA; and (iii) up to 40,323 shares of Common Stock (the “Common Warrant Shares”) issuable upon exercise of the common stock purchase warrants (the “Common Warrants”) issued to the Investor in a private placement pursuant to the Securities Purchase Agreement, dated August 19, 2026, by and between the Company and the Investor (the “August 2026 SPA”). To the extent that the issuance of AMPA Shares or Commitment Shares would result in the Investor beneficially owning shares of Common Stock in excess of the beneficial ownership limitation set forth in the AMPA, the Investor may elect to receive, in lieu of such shares, pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock (the “Pre-Funded Warrant Shares”). The AMPA Shares, Commitment Shares, Common Warrant Shares, and Pre-Funded Warrant Shares shall collectively be referred to herein as the “Shares”.

In connection with this opinion letter, we have examined and relied upon the Registration Statement, relevant transaction documents, the Company’s certificate of incorporation (as amended and/or restated to date) and the Company’s bylaws (as amended and/or restated to date), each as currently in effect, a certificate of good standing issued by the Secretary of State of Delaware as of a recent date, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates, and other documents submitted to us; (ii) the legal capacity, competency, and authority of all individuals executing documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates, and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates, and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic, or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution, and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; and (vii) that the statements contained in the certificates and comparable documents of public officials, officers, and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof.

We have further assumed that the appropriate action will be taken, prior to the offer and sale of the Shares by the Selling Stockholders, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

Based upon and subject to the foregoing, we are of the opinion that (A) the AMPA Shares and Commitment Shares are duly authorized, validly issued, fully paid, and nonassessable, and (B) the Common Warrant Shares and Pre-Funded Warrant Shares will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Common Warrants and Pre-Funded Warrants, respectively, including the payment of the applicable exercise price therefor, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to being named under the caption “Legal Matters” contained therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP